                    TREATS INTERNATIONAL ENTERPRISES INC.

                            INFORMATION STATEMENT

                  CONSENT NOTICE IN LIEU OF ANNUAL MEETING

Set forth below is a list of actions consented to, by the majority of shareholders of the Company on January 28, 1997.

The consenting shareholders                  # of Shares
are as follows:                             Common Stocks       Ownership
                                             Registered             %

    Access Investment Group Ltd.             5,060,285            26.6
    Paul Gibson In Trust                       960,049             5.1
    Royal Bank/Royal Bank Capital Corp.      7,207,760            37.9
                                             ---------            ----

                                            13,228,094            69.6%
                                            ----------            ----
                                            ----------            ----

It has been resolved that:

    1 - Paul Gibson, John Deknatel and Peter-Mark Bennett be appointed directors for the year 1996/97 or until their successors are duly elected.

    2 - Orenstein and Partners be appointed auditors for the fiscal year ending June 30, 1997.

    3 - Approval of Filing of the Corporation's FORM 10-K for the year ended June 30, 1996.

         "WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY."

This consent is being sent to shareholders of record as of January 28, 1997.


Jan. 28, 1997                          By the Order of the Board of Directors.



                             by:  /s/ CARMEN SAVARY
                                  -------------------------------
                                  Secretary

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The following sets forth the names of the Company's current Directors and Officers. The Directors of the Company are elected annually by the shareholders and the Officers are appointed annually by the Board of Directors. The Company intends to expand the Board of Directors.

NAME                 AGE  POSITION

Paul J. Gibson       41   President, C.E.O. and Director

John A. Deknatel     49   Chief Operating Officer and Director

Peter-Mark Bennett   39   Director

Erhard M. Sommer     58   Vice President, Operations

Francois Turcot      36   Director of Finance


PAUL J. GIBSON

    Mr. Gibson is President, C.E.O. Chairman of the Board of the Company. Mr. Gibson has served as President and C.E.O. of TCC since its formation in 1988 and of Treats Inc. since July 1990. Mr. Gibson also serves in various capacities of The Company's wholly owned subsidiaries. From its formation in 1986 until the present, he has been President and C.E.O. of TMG, now a wholly owned subsidiary of Treats Inc.



JOHN A. DEKNATEL

    Mr. Deknatel is C.O.O. and Director of the Company. He also serves in various capacities for The Company's wholly owned subsidiaries. Prior to joining the Company in 1991, Mr. Deknatel served as Vice President and General Manager of Manchu Wok U.S.A., a division of Scott's Hospitality, of Toronto, Ontario. From 1985 to 1987, he was Director of Food Services for Canada's Wonderland, a major theme park.

PETER-MARK BENNETT


    Mr. Bennett was appointed Director December 16, 1994. Mr. Bennett has been Director of Operations of Network Xcellence Ltd. in Ottawa from July 1994 to present. From July 1990 to June 1992 he was Vice-President of Treats Inc. Prior to July 1990 he was Managing Director of Widely Held Northern Investments Ltd.

ERHARD M. SOMMER


    Mr. Sommer is Vice President of Operations of the Company. He has been the Vice President of Operations of Treats International Enterprises, Inc., since its formation in 1990. He was the Director of Operations of U.S.A. Treats, the former National Licensor for the (US) in Somerset, New Jersey from January 1990 to October 1990. from March 1985 to January 1990, he was self-employed as a Consultant in the food and hospitality industries. From August 1979 to February 1985, he served as President of Fruzen Gladje Ice Cream, Ltd., in Lindenhurst, New York.



FRANCOIS TURCOT


    Mr. Turcot has been comptroller of the Company since May 1991. Prior to joining the Company Mr. Turcot held the position of Comptroller with a Transport Company in Paul's Transfer, in Hull, Quebec. From October 1986 to November 1989, Mr. Turcot was Comptroller at the Ramada Hotel in Hull, Quebec.

EXECUTIVE COMPENSATION

    Set forth in the table below, is the cash compensation paid to all officers of the Company:

                                          U.S. $
                    CAPACITIES IN         CASH
NAME OF INDIVIDUAL  WHICH SERVED          COMPENSATION
                    ------------          ------------


Paul J. Gibson      Chairman and Chief
                    Executive Officer     $ 85,000


Executive officers as a group (4 people)  $240,000


EMPLOYMENT AGREEMENT

By resolution of the Board of Directors, on May 15, 1995, compensation agreements were approved for the Chairman and Chief Executive Officer, and the Chief Operating Officer. Effective July 03, 1995, the resolution confirms the above listed remuneration and sets compensation in the event of severance as twenty four (24) months salary.

By resolution of the Board, on June 27, 1996 compensation agreements were approved for the Chairman and Chief Executive Officer, and the Chief Operating Officer. In addition to the gross annual base remuneration, in the event the audited consolidated financial statements of the Company for the fiscal year ending June 28, 1997 indicate Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) equal to or exceeding C$1,510,000. each of the Officers of the Company noted above will be entitled to either a Cash Bonus of 15% of gross annual base remuneration or, at the option of the Officer, to Common Shares in the Company equal to 30% of base annual remuneration into the average trading price of the Company's Common Stock for the month of June 1997.

This resolution, with the exception of gross annual base remuneration, does not supersede the Directors Resolution dated May 15, 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following sets forth as of the date of filing, the number and percentage owned of record and beneficially, by each Officer and Director of the Company and by any other person owning 5% or more of the outstanding shares.

PRINCIPAL SHAREHOLDERS & OFFICERS
                                          # Shares of                      %
                                         Common stock                 Ownership
                                          REGISTERED
                                         ------------                -----------

Paul Gibson Intrust              (1)       960,049                      5.05%
418 Preston Street
Ottawa, Ontario (K1S 4N2)

John Deknatel                              131,121                      0.69%
418 Preston Street
Ottawa, Ontario (K1S 4N2)

Access Investment Group Ltd      (2)     5,060,285                     26.60%
Sassoon House
Nassau, Bahamas

Erhard Sommer                               26,667                      0.14%
418 Preston Street
Ottawa, Ontario (K1S 4N2)

Francois Turcot                             36,458                      0.19%
418 Preston Street
Ottawa, Ontario (K1S 4N2)
                                 ----------------------           --------------

Officers & Directors as a group          6,684,749                     35.14%
                                 ----------------------           --------------

OWNERS IN EXCESS OF 5%

Royal Bank / RBCC                (3)     7,207,760                     37.89%
200 Bay Street, 13th Floor
Toronto, Ontario (M5J 2J5)

NOTES

1. Paul J. Gibson may be deemed to be a promoter as such terms are defined under the Securities Act of 1933.

2. Access Investment Group Ltd. is a company controlled by Mr. P. Gibson and his immediate family.

3. RBCC is a wholly owned subsidiary of the Royal Bank of Canada. The Royal Bank of Canada is a widely held Canadian Chartered Bank. To the best of the Company's knowledge, no one entity controls more than 10% of all outstanding shares of the Royal Bank of Canada.

    The Royal Bank holds all the issued Series A preferred shares which are convertible, at their option, at a price equal to the lower of the weighted average trading price for TIEI for the previous 30 trading days using the average exchange rate for the period and US$0.30 per share. The undeclared cumulative dividend may also be converted under the same terms.
                                                                          SHARES
                                                                          ------

    Current Holdings RBCC/Royal Bank                                   7,207,760

    POTENTIAL CONVERSION OF PREFERRED SHARES
    AND DIVIDEND.

    Preferred Shares                        $ 3,732,774 @ $.274 (*)   13,623,281

    Dividend to June 30, 1996                 $ 410,606 @ $.274 (*)    1,498,560

    Dividend July 01, 1996 to
       December 31, 1996                      $ 102,651 @ $.274 (*)      374,640
                                                                         -------


    Ownership of RBCC/Royal Bank after conversion                     22,704,241
                                                                      ----------
                                                                      ----------

    Total common shares issued after conversion                       34,521,080
                                                                      ----------
                                                                      ----------

    Authorized common shares                                          33,333,333
                                                                      ----------
                                                                      ----------

    (*) The average trading price of $0.20US converted to $.274CDN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    CAPITAL STOCK

    RESERVED SHARES - JUNE 30, 1994

    On June 30, 1994 Tricapital Management Limited exercised its outstanding warrants and reserved shares to acquire 621,295 common shares for consideration of $270,077 (U.S.$195,708).

    STOCK ISSUE - DEBT RESTRUCTURING - JUNE 30, 1994

    The Company concluded its negotiations under a private placement offering to restructure its debt and capital, effective June 30, 1994, as follows:

    Royal Bank of Canada, in consideration for retiring the outstanding debenture of $4,732,779, issued a subordinated debenture of $1,000,000 adjusted for $150,000 accretion to $850,000 and was issued 5,409,825 non-voting series A preference shares for the balance. These shares are redeemable at the option of the Company at a price of U.S. $1 per share at any time. The shares carry a cumulative 5.5% cash dividend payable quarterly in arrears. At the option of the holder the dividend may be paid in the form of common shares of the Company. The shares are convertible at the option of the holder at U.S. $.60 per share.

    SPECIAL SHARES CONVERTED TO COMMON SHARES
    As part of the restructuring, effective June 30, 1994, the 4,500,000 special shares of Treats Inc. held by the Royal Bank of Canada were accreted back to the $45 aggregate issue price. The Royal Bank of Canada converted its special shares into 1,619,760 common shares of the Company.

    ISSUANCE OF SHARES
    The Company has issued 350,000 common shares pursuant to the debt restructuring on June 30, 1994. The Royal Bank Capital Corporation received an additional 350,000 common shares at nominal consideration as the Company has been unsuccessful in raising U.S. $4 million in new equity by June 30, 1995.

    CANCELLATION OF COMMON SHARES  - JANUARY 4, 1996
    Pursuant to a resolution of the Board of Directors, the Transfer Agent of record was instructed to cancel and return to treasury 2,067,344 common shares held by Tricapital Management Limited. The shares were originally issued pursuant to a debt restructuring with Tricapital Management Limited. The restructuring did not proceed as outlined and accordingly these shares were cancelled.

    RELATED PARTY TRANSACTIONS

(a) The Royal Bank of Canada and its subsidiary, Royal Bank Capital Corporation, are registered holders of 37.9% of the issued stock. The Royal Bank of Canada holds a subordinated debenture.

(b) Accounts and notes receivable include nil (1995 - $45,374) due from a franchisee related to the President of the Company.

(c) The Company leases its office premises at an annual cost of approximately $100,000 from a company which is 100% owned by the family of the President. The family owns approximately 32.6% of the common stock of the Company.

(d) Under a loan agreement executed July 05, 1994, the Company advanced $160,000 to certain officers to fund the purchase of company stock.

(e) During the year, the term debt owed to the Standard Chartered Bank was acquired by 3193853 Canada Inc. the President of which, is a family member of the Chief Executive Officer of the Company.